                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933


                 UNITED STATES MINING & EXPLORATION, INC.
                  ---------------------------------------
          (Exact Name of Registrant as Specified in its Charter)


            Utah                           87-0401942B
  (State or Other Jurisdiction         (IRS Employer ID No.)
  of incorporation or organization)


                       5525 South 900 East, #110
                      Salt Lake City, Utah  84117
                          --------------------
               (Address of Principal Executive Offices)

                           (801) 262-8844
                            --------------
           (Issuer's Telephone Number, including Area Code)

              Consultant Compensation Agreement No. 1
              ---------------------------------------
                      (Full Title of the Plan)

                             Sheryl Ross
                        450 South 500 East, #205
                       Salt Lake City, Utah 84111
                          ---------------------
                (Name and Address of Agent for Service)

                           (801) 363-7411
                            --------------
      (Telephone Number, Including Area Code, of Agent for Service)


IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX:    [ ]

                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

Title of Each                     Proposed     Proposed
Class of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered    Unit/Share   Offering Price    Fee
-----------------------------------------------------------------------------
$0.001 par
value common
voting stock   276,410        $0.01          $2,764               $0.84
-----------------------------------------------------------------------------
         1 Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the exercise price of the options covering the underlying common stock to be issued under the Plan.

                               PART II

            Information Required in the Registration Statement
            --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

          (a) The Registrant's 10-SB Registration Statement filed with the Securities and Exchange Commission (the "Commission") on or about July 17, 1997, its 10-SB-A1 filed with the Commission on or about October 29, 1997, and its 10-SB-A2, filed on or about November 5, 1997;

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the effective date of its 10-SB Registration
               Statement, which was September 15, 1997;

          (c)  Not applicable.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------

          The Registrant is authorized to issue one class of securities, being comprised of $0.001 par value common voting stock.

          The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights.
In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Item 5.  Interest of Named Experts and Counsel.
-----------------------------------------------

          Leonard W. Burningham, Esq., who has prepared this Registration Statement, the Plan and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, owns no common stock of the Registrant and is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant; however, Mr. Burningham is to receive 32,000 of the shares of the Registrant's common stock being registered hereby. See Item 8 below.

Item 6.  Indemnification of Directors and Executive Officers.
------------------------------------------------------------

     Section   16-10a-902(1)  of  the  Utah  Revised  Business  Corporation
Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

     Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.
Section 16-10a-907(1) extends this right to officers of a corporation as well.

     Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which
he or she was a party against   reasonable   expenses  incurred  in
connection   therewith.   Section 16-10a-907(1) extends this protection to
officers of a corporation as well.

     Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16- 10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

     Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act,
Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article VIII of the Company's Articles of Incorporation provides for the mandatory indemnification and reimbursement of any director or executive officer for actions or omissions in such capacity, except for claims or liabilities arising out of his or her own negligence or willful misconduct.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

     None.

Item 8.  Exhibits.
------------------

Exhibit
Number
------

  5       Opinion regarding Legality

 23.1     Consent of Leonard W. Burningham, Esq.

 23.2     Consent of Mantyla, McReynolds & Associates
          Certified Public Accountants

 99       Consultant Compensation Agreement No. 1

Item 9.  Undertakings.
----------------------

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the
                             Commission.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to
               Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              REGISTRANT:

Date: 11/3/97.                By /s/ Sheryl Ross
                              President and Director


          Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons (who constitute all of the members of the Board of Directors of the Registrant) in the capacities and on the date indicated.


Date: 11/3/97.                By /s/ Sheryl Ross
                              President and Director


Date: 11/3/97.                By /s/ Wayne R. Bassham
                              Vice President, Secretary and Director

           Securities and Exchange Commission File No. 0-22851

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 EXHIBITS

                                    TO

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                  UNITED STATES MINING & EXPLORATION, INC.

                               EXHIBIT INDEX



Exhibit
Number
-------

  5       Opinion regarding Legality

 23.1     Consent of Leonard W. Burningham, Esq.

 23.2     Consent of Mantyla, McReynolds & Associates,
          Certified Public Accountants

 99       Consultant Compensation Agreement No. 1